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December 9, 2015

VIA EDGAR AND OVERNIGHT COURIER

Erin E. Martin

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re:	China Rapid Finance Limited Amendment No. 1 to Draft Registration Statement on Form F-1 Submitted December 2, 2015 CIK No. 0001346610

Dear Ms. Martin:

This letter is being submitted by China Rapid Finance Limited (the “Company”) to the staff (the “Staff”) of the U.S. Securities and Exchange Commission to advise the Staff that the Company is submitting for confidential review certain exhibits to the Company’s draft Registration Statement on Form F-1. Should you have any questions, please contact me at (650) 838-3753 (office) or (650) 391-3709 (cell).

Sincerely yours,

/s/ Alan Seem Alan Seem

Enclosures

CC:	Dr. Zane Wang, Chief Executive Officer and Executive Director, China Rapid Finance Limited
Kerry Shen, Chief Financial Officer, China Rapid Finance Limited

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